SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  Schedule 13G

                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*

                               Liquid Audio, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   53631T 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]    Rule 13d-1(b)

              [ ]    Rule 13d-(c)

              [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                Page 1 of 14 Pages

                       Exhibit Index Contained on Page 13

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 2 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Venture Partners II, L.P. ("HWVP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        2,594,411  shares,  except that HWEP II, the general  partner of HWVP II
              SHARES                          may be deemed to have sole voting power, and John R. Hummer ("Hummer "),
           BENEFICIALLY                       Ann L.  Winblad  ("Winblad  ") and  Mark  Gorenberg  ("Gorenberg"),  the
      OWNED BY EACH REPORTING                 members  of HWEP II,  may be deemed to have  shared  power to vote these
              PERSON                          shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,594,411  shares,  except that HWEP II, the general  partner of HWVP II may be deemed to have sole dispositive  power,  and Hummer,  Winblad and
                                              Gorenberg, the members of HWEP II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,594,411
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.80%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 3 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund II, L.P. ("HWTF II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        89,022 shares,  except that HWEP II, the general partner of HWTF II, may
              SHARES                          be deemed to have sole voting power, and John R. Hummer ("Hummer "), Ann
           BENEFICIALLY                       L. Winblad ("Winblad "), and Mark Gorenberg  ("Gorenberg "), the members
      OWNED BY EACH REPORTING                 of HWEP II, may be deemed to have shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              89,022 shares,  except that HWEP II, the general partner of HWTF II, may be  deemed to have sole  dispositive  power,  and  Hummer,  Winblad  and
                                              Gorenberg, the members of HWEP II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       89,022
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.58%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 4 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund IIA, L.P. ("HWTF IIA")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        16,195 shares, except that HWEP IIA, the general partner of HWTF II, may
              SHARES                          be deemed to have sole voting power, and John R. Hummer ("Hummer "), Ann
           BENEFICIALLY                       L. Winblad  ("Winblad "), Mark Gorenberg  ("Gorenberg "), the members of
      OWNED BY EACH REPORTING                 HWEP II, may be deemed to have shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              16,195 shares, except that HWEP II, the general partner of HWTF IIA, may be  deemed to have sole  dispositve  power,  and  Hummer,  Winblad,  and
                                              Gorenberg, the members of HWEP II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       16,195
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.10%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 5 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Equity Partners II, L.L.C. ("HWEP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              2,699,628  shares,  of which 2,594,411 are directly owned by HWVP II and
                   NUMBER OF                  89,022  shares are directly  owned by HWTF II and 16,195 shares owned by
                    SHARES                    HWTF IIA. HWEP II, the general partner of HWVP II, HWTF II and HWTF IIA,
                 BENEFICIALLY                 may be  deemed  to have sole  voting  power,  and  Hummer,  Winblad  and
            OWNED BY EACH REPORTING           Gorenberg  the members of HWEP II, may be deemed to have shared power to
                    PERSON                    vote these shares.
                     WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,699,628  shares,  of which  2,594,411  are directly  owned by HWVP II,
                                              89,022  shares are directly  owned by HWTF II and 16,195 shares owned by
                                              HWTF IIA. HWEP II, the general partner of HWVP II, HWTF II and HWTF IIA, may be deemed to have sole dispositive  power,  and Hummer,  Winblad and
                                              Gorenberg, the members of HWEP II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,699,628
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.48%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 6 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John R. Hummer ("Hummer")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares
               NUMBER OF
                SHARES
             BENEFICIALLY
        OWNED BY EACH REPORTING      -------- ------------------------------------------------------------------------
                PERSON               6        SHARED VOTING POWER
                 WITH                         2,699,628  shares,  of which 2,594,411 are directly owned by HWVP II and
                                              PERSON  89,022  shares are directly  owned by HWTF II and 16,195  shares owned by HWTF  IIA.  Hummer,  a member  of HWEP II may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,699,628  shares,  of which 2,594,411 are directly owned by HWVP II and
                                              89,022  shares are directly  owned by HWTF II and 16,195 shares owned by
                                              HWTF IIA. Hummer, a member of HWEP II may be deemed to have shared power to vote these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,699,628
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.48%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 7 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ann L. Winblad ("Winblad")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                     (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF
              SHARES
           BENEFICIALLY              -------- ------------------------------------------------------------------------
      OWNED BY EACH REPORTING        6        SHARED VOTING POWER
              PERSON                          2,699,628  shares,  of which 2,594,411 are directly owned by HWVP II and
               WITH                           PERSON  89,022  shares are directly  owned by HWTF II and 16,195  shares owned by HWTF  IIA.  Winblad,  a member of HWEP II may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,699,628  shares,  of which 2,594,411 are directly owned by HWVP II and
                                              89,022  shares are directly  owned by HWTF II and 16,195 shares owned by
                                              HWTF IIA.  Winblad,  a member  of HWEP II may be  deemed to have  shared power to vote these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,699,628
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.48%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 53631T 10 2                                             13 G                  Page 8 of 14 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Mark Gorenberg ("Gorenberg")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              0 shares
              NUMBER OF
               SHARES
            BENEFICIALLY             -------- ------------------------------------------------------------------------
       OWNED BY EACH REPORTING       6        SHARED VOTING POWER
               PERSON                         2,699,628  shares,  of which 2,594,411 are directly owned by HWVP II and
                WITH                          89,022  shares are directly  owned by HWTF II and 16,195 shares owned by
                                              HWTF IIA.  Gorenberg,  a member of HWEP II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,699,628  shares,  of which  2,594,411  are directly  owned by HWVP II,
                                              89,022  shares are directly  owned by HWTF II and 16,195 shares owned by
                                              HWTF IIA.  Gorenberg,  a member of HWEP II, may be deemed to have shared power to vote these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,699,628
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                     [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    17.48%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                    --------------------------------
CUSIP NO. 53631T 10 2              13 G                  Page 9 of 14 Pages
----------------------------                    --------------------------------


ITEM 1(A).        NAME OF ISSUER

                  Liquid Audio, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  777 Mariners Island Boulevard
                  San Mateo, CA  94404

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Hummer Winblad Partners II, L.P., a Delaware limited partnership ("HWVP II"), Hummer Winblad Technology Fund, L.P., a Delaware limited partnership ("HWTF II"), Hummer Winblad Technology Fund IIA, L.P., a Delaware limited partnership ("HWTF IIA"), Hummer Winblad Equity Partners II, L.P., a Delaware limited liability company ("HWEP II"), John R. Hummer ("Hummer"), Ann L. Winblad ("Winblad") and Mark Gorenberg ("Gorenberg"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  HWEP II is the general partner of HWVP II, HWTF II and HWTF IIA, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP II, HWTF II and HWTF IIA. Hummer, Winblad and Gorenberg are members of HWEP II and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP II, HWTF II and HWTF IIA.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Hummer Winblad Venture Partners
                  2 South Park, 2nd Floor
                  San Francisco, California  94107

ITEM 2(C)         CITIZENSHIP

                  HWVP II and HWTF II, and HWTF IIA are Delaware limited partnerships. HWEP II is a Delaware limited liability company. Hummer, Winblad and Gorenberg are United States citizens.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 53631T 10 2

ITEM 3.           Not Applicable

----------------------------                    --------------------------------
CUSIP NO. 53631T 10 2              13 G                  Page 10 of 14 Pages
----------------------------                    --------------------------------


ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                    (a)    Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                    (b)    Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                    (c)    Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                           (ii)     Shared power to vote or to direct the vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

----------------------------                    --------------------------------
CUSIP NO. 53631T 10 2              13 G                  Page 11 of 14 Pages
----------------------------                    --------------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                                    Under certain circumstances set forth in the
                  limited partnership agreements of HWVP II, HWTF II, HWTF IIA and the limited liability company agreement of HWEP II, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

----------------------------                    --------------------------------
CUSIP NO. 53631T 10 2              13 G                  Page 12 of 14 Pages
----------------------------                    --------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

                                    /s/ John R. Hummer
                                    --------------------------------------------
                                    John R. Hummer, individually,  and on behalf
                                    of HWVP II, in his  capacity  as a  managing
                                    member of HWEP II,  the  general  partner of
                                    HWVP  II,  on  behalf  of  HWTF  II,  in his
                                    capacity  as a  managing  member of HWEP II,
                                    the general partner of HWTF II, on behalf of
                                    HWTF IIA, in his capacity as managing member
                                    of HWEP II,  and on behalf of HWEP II in his
                                    capacity as a managing member thereof.

                                    /s/ Ann L. Winblad
                                    --------------------------------------------
                                    Ann L. Winblad




                                    /s/ Mark Gorenberg
                                    --------------------------------------------
                                    Mark Gorenberg

----------------------------                    --------------------------------
CUSIP NO. 53631T 10 2              13 G                  Page 13 of 14 Pages
----------------------------                    --------------------------------



                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   14

----------------------------                    --------------------------------
CUSIP NO. 53631T 10 2              13 G                  Page 14 of 14 Pages
----------------------------                    --------------------------------


                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Liquid Audio, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000

                                    /s/ John R. Hummer
                                    --------------------------------------------
                                    John R. Hummer, individually,  and on behalf
                                    of HWVP II, in his  capacity  as a  managing
                                    member of HWEP II,  the  general  partner of
                                    HWVP  II,  on  behalf  of  HWTF  II,  in his
                                    capacity  as a  managing  member of HWEP II,
                                    the general partner of HWTF II, on behalf of
                                    HWTF IIA, in his capacity as managing member
                                    of HWEP II, the general partner of HWTF IIA,
                                    and on behalf of HWEP II in his  capacity as
                                    a managing member thereof.

                                    /s/ Ann L. Winblad
                                    --------------------------------------------
                                    Ann L. Winblad




                                    /s/ Mark Gorenberg
                                    --------------------------------------------
                                    Mark Gorenberg